                                                                    EXHIBIT 99.1


                     PINNACLE AIRLINES JANUARY 2005 TRAFFIC


Memphis Tenn. (February 9, 2005) Pinnacle Airlines, Inc. (NASDAQ: PNCL) released its passenger and traffic levels for January 2005 today. Additionally, the Company has provided block hour and cycle information.

For January, Pinnacle flew 416.9 Available Seat Miles (ASMs), an increase of 60.0% over January 2004 levels. Revenue Passenger Miles (RPMs) expanded 63.2% to
239.8 million. Passenger Load Factor was 57.5%, up 1.1 points. Pinnacle transported 497,103 Customers during the month, 38.8% more than the same period last year.

During January, Pinnacle operated 32,945 block hours and 18,578 cycles, increases of 56% and 36% over January 2004 levels, respectively. The term block hour refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, and the term cycles refers to an aircraft's departure and corresponding arrival.

Separately, Pinnacle accepted delivery of 2 new Canadair Regional Jets during the calendar month of January bringing its total fleet to 119 CRJs on January 31.

                              JANUARY 2005 TRAFFIC

                               2005              2004            CHANGE
ASMs (000)                   416,929           260,510             60.0%
RPMs (000)                   239,802           146,916             63.2%
Load Factor                    57.5%             56.4%           1.1 pts
Passengers                   497,103           358,129             38.8%

Block Hours                   32,945            21,070             56.4%
Cycles                        18,578            13,649             36.1%

Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 3,200 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.


                                      # # #